EXHIBIT 99.1

                         VALERO AND UDS CLOSE ON MERGER

SAN ANTONIO - December 31, 2001

Valero Energy Corporation (NYSE: VLO) and Ultramar Diamond Shamrock Corporation (NYSE: UDS) closed on their merger at 11:59 p.m. EST today, officially making Valero one of the top three refining companies in the United States.

"We're excited about the incredible potential of the new Valero," said Bill Greehey, Valero's chairman of the board and CEO. "By joining together, we've created a stronger organization that will produce much greater earnings for our shareholders and more exciting results for everyone.

"We completed this merger in record time - only seven months - and without any layoffs. As we've said from the start, this merger is great news for our employees, communities, shareholders and other stakeholders.

"Today, Valero is a more competitive company with one of the best U.S. refining systems, a strong retail presence, a growing mid-stream logistics business and the best workforce in our industry. We've created a very complementary system that has significant synergies and opportunities for growth.

"One of our top priorities will be to continue increasing shareholder value. We will be focusing our attention on capturing the synergies, exploring opportunities to increase the value of our assets, and looking for new opportunities to continue to grow our business," he said.

Valero, which is based in San Antonio, has more than 20,000 employees in the United States and Canada. The combined company is expected to have annual revenues of $32 billion and total assets of approximately $14 billion.

The company's refining system, which is generally comprised of high-conversion facilities that produce premium, clean-burning fuels, has a total throughput capacity of 2 million barrels per day. With a network that stretches from Canada and the U.S. East Coast to the Gulf Coast and West Coast, Valero now has the most geographically diverse refining system among U.S. refiners.

Valero is also a major retailer with nearly 5,000 retail sites in the United States and Canada - the majority of which are branded Valero, Diamond Shamrock, Ultramar, Total and Beacon.

In addition, Valero acquired an extensive, 4,600-mile proprietary pipeline network, including the Shamrock Logistics L.P., which the company has renamed Valero L.P. These assets reduce the refineries' feedstock supply costs and enable the company to


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distribute products more profitably.

Valero and UDS announced in May that they had reached an agreement for the companies to merge with Valero being the surviving corporation of the merger. The shareholders of both companies voted a majority of shares in favor of the merger on Sept. 27. And the commissioners of the U.S. Federal Trade Commission approved a consent decree on Dec. 19 allowing the two companies to complete their merger.


       For more information about Valero, visit the company's web site at www.valero.com. Statements contained in this press release that state the
    Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

       Media Contact                            Investor Relations Contact

       Mary Rose Brown                          Lee Bailey
       One Valero Place                         One Valero Place
       San Antonio, TX USA 78212                San Antonio, TX USA 78212
       (210) 370-2314                           (210) 370-2319
       brownmr@valero.com                       baileyl@valero.com